  SERVICING AGREEMENT
Amendment No. 1

May 12, 2010

 The Servicing Agreement dated February 15, 2005 (the “Agreement”) by and between Clarendon Insurance Agency, Inc., a Massachusetts corporation (the “Underwriter”) and Sun Life Assurance Company of Canada (U.S.) (the “Company”), is hereby amended as follows:

Schedule A of the Agreement is replaced in its entirety with the following:

The Underwriter shall pay the Service Provider a Service Fee at an annual rate not to exceed 0.25% of the average daily net assets attributable to the Service Class shares of the Funds held by the Company’s separate accounts.  The fee will be accrued daily and paid at two times each month, in arrears, once on the 15th day of the month, and once on the last day of the month, in each case, within thirty business days after the end of the payment period.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

CLARENDON INSURANCE AGENCY, INC.

                                                      By:           /s/ Michelle D’Albero
Michelle D’Albero
                                                      Authorized Signer

By:           /s/William T. Evers
William T. Evers
Authorized Signer

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

By:           /s/ John T. Donnelly
John T. Donnelly
                                                      Authorized Signer

By:           /s/ Susan J. Lazzo
Susan J. Lazzo
Authorized Signer